NEWS RELEASE

For Immediate Release                    Contact:  Paul Blalock (201) 531-5200
                                                   Bob Ratliffe (206) 979-4254


                   NEXTEL PLACES IDEN(TM) ORDER FROM MOTOROLA

           -- PREPARES FOR COMMERCIAL DEPLOYMENT OF NEXT GENERATION OF
               TECHNOLOGY BOTH DOMESTICALLY AND INTERNATIONALLY --

McLEAN, VA - June 17, 1996 - Nextel Communications, Inc. (NASDAQ: CALL) announced today it's placing an order of slightly more than $100 million for Motorola's enhanced iDEN technology that the company has been testing in several markets over the last six months.

The completely digital technology is the first that goes beyond cellular to combine enhanced quality voice communications with instant conferencing, paging, short messaging service and future data capabilities into one handset.

"Motorola has made great progress improving the voice quality of iDEN, and we are very encouraged by what our own testing and our customers responses have shown," said Nextel Chairman and CEO Daniel Akerson. "While we have not completed our testing, we are cautiously optimistic that we can deploy this technology throughout our domestic and international systems and make a real difference in the wireless marketplace."

"We have come a long way in this business over the last twelve months, building a first class team of technical, marketing and operations professionals," Akerson said. "It appears to us that Motorola is delivering on their technology promises as well. This product has improved audio quality, spectrum efficiency and the enhanced feature sets that customers want."

Also included in the order for infrastructure equipment was an order for 100,000 new compact handsets, which Motorola calls the i360 and which Nextel will market as the "PowerFone(R)." Pilot pricing for the fully featured, smaller, digital unit is approximately $400, which does not include various trade-in allowances and further cost-reduction opportunities. Pricing for service in Nextel's initial Chicago pilot are competitive with today's cellular pricing, but with the additional features of instant conferencing, text messaging and voice mail included. Also, in a separate memorandum of understanding, Motorola has agreed to make available to Nextel on more flexible terms, the existing equipment and infrastructure credit facility totaling $685 million available for purchases Nextel intends to make on a nationwide basis.

Nextel is the nation's leading provider of fully integrated wireless communications with the largest geographic footprint of any single wireless carrier in North America. The company is focused on providing business telecommunications customers the ability to stay in touch with wireless services that go beyond cellular by combining the power of voice communications with instant conferencing, messaging and future data capabilities into a single handset to maximize productivity, security and convenience for every customer.
                                      # # #
iDEN is a trademark of Motorola, Inc.
PowerFone is a registered trademark of Nextel Communications, Inc.